Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
February 3, 2006	Ginny Dunn
8:30 a.m. ET	Associate Director
Corporate Communications &
Investor Relations
EntreMed, Inc.
240-864-2643
ENTREMED RAISES $30 MILLION
IN PRIVATE PLACEMENT
     ROCKVILLE, MD — February 3, 2006 — EntreMed, Inc. (NASDAQ:ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today announced that it has entered into definitive agreements with institutional investors for the private placement of units consisting of shares of common stock and warrants at a purchase price of $2.3125 per unit. In connection with the placement, the Company will issue approximately 13 million shares of its common stock and warrants to purchase up to 6.5 million additional shares of common stock at an exercise price of $2.50 per share. The warrants will not become exercisable until six months after the closing.
     The closing of the private placement is subject to certain closing conditions. SG Cowen & Co., LLC served as lead placement agent and Rodman & Renshaw, LLC served as co-agent for the transaction.
     Participants in the financing included Celgene Corporation and a combination of new and current institutional investors. EntreMed intends to use the proceeds from the offering primarily for further clinical development of the Company’s lead oncology drug candidates, Panzem® NCD (2-methoxyestradiol or 2ME2), MKC-1 and ENMD-1198, as well as further development of its preclinical pipeline candidates, including Panzem® for the treatment of rheumatoid arthritis.
     EntreMed President and Chief Executive Officer, James S. Burns, commented on the transaction, “The institutions participating in this financing are leading biotechnology investors who know the oncology area and the potential for next generation pharmaceuticals in this space. I want to welcome our new investors, welcome back our continuing investors, and thank them both for their confidence in EntreMed.”
     Mr. Burns continued, “EntreMed is committed to achieving its goal of building a sustainable franchise in targeted drugs for the treatment of cancer and inflammation. Our pipeline of multi-mechanism product candidates is developing nicely, and with the recent acquisition of Miikana Therapeutics, EntreMed has an attractive mid-stage clinical development program. In 2006, we will have two oncology product candidates in multiple Phase 2 clinical trials, a third oncology product candidate in Phase 1 trials, and a late preclinical rheumatoid arthritis candidate. The proceeds from this financing will be directed primarily to advancing these key EntreMed programs.”
     The shares of common stock and warrants offered and to be sold by the Company in this private placement have not been registered under the Securities Act of 1933 or state securities laws, and may not be offered or sold in the United States without registration with the Securities and Exchange Commission or an applicable exemption from registration requirements. The Company has agreed to file a registration statement with the SEC covering resale of the shares of common stock in the private placement. This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
About EntreMed
     EntreMed, Inc. (Nasdaq: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in Phase 2 clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. MKC-1, recently acquired through the Company’s acquisition of Miikana Therapeutics, is also in Phase 2 studies for cancer. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; risks associated with the integration of Miikana and its product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
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